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                                                                      EXHIBIT 23


      REPORT AND CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have audited the consolidated financial statements of CenterPoint Energy Resources Corp. and subsidiaries (the Company) as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and have issued our report thereon dated March 23, 2005; such report has previously been filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 2004 (Form 10-K). Our audits also included the financial statement schedule the Company listed in the index at Item 15 (a)(2) of the Form 10-K and of this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2004 (Form 10-K/A). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, also dated March 23, 2005, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

         We consent to the incorporation by reference in Registration Statement No. 333-54256 on Form S-3 of our report dated March 23, 2005, relating to the financial statement schedule of CenterPoint Energy Resources Corp. appearing in this Form 10-K/A.

DELOITTE & TOUCHE LLP

Houston, Texas

August 26, 2005